Exhibit 99.1

/C O R R E C T I O N -- 1st Mariner Bancorp/

In the news release, 1st Mariner Reports 2nd Quarter 2009 Results, issued July 21, 2009 by 1st Mariner Bancorp over PR Newswire, we are advised by the company that in the fourth bullet under the heading "Operating Summary," "Non-performing assets increased to $62.5 million" rather than "$13.7 million" as originally issued inadvertently. The complete, corrected release follows:

1st Mariner Reports 2nd Quarter 2009 Results

Non performing assets decline, loss narrows compared to 1st quarter of 2009.

Assets, loans and deposits rise.

BALTIMORE, July 21 /PRNewswire-FirstCall/ -- 1st Mariner Bancorp (Nasdaq: FMAR), parent company of 1st Mariner Bank and Mariner Finance, LLC, announced that its loss for the 2nd quarter of 2009 totaled $2.409 million (-$.37 per diluted share). While larger than the reported net loss for the quarter ended June 30, 2008, of $469 thousand (-$.07 per diluted share), the loss was narrower than the fourth quarter of 2008 loss of $9.060 million and the 1st quarter of 2009 loss of $3.101 million.  The quarter was marked by solid non credit related operating performance, a decrease in non performing assets, continued growth in loans and deposits, and higher loan credit losses. 1st Mariner reported its total assets ended June 30, 2009 at $1.459 billion, an increase of 13% from June 30, 2008.

Highlights for the most recent quarter include:

•
Pre tax current quarter operating results (which excludes the loan loss provision, write-downs or losses on sales of other real estate owned, and the special assessment of FDIC deposit insurance) improved to a profit of $2.593 million compared to a profit of $1.535 million in the second quarter of 2008.

•	1st Mariner’s total loans, including commercial, consumer and residential loans, increased by 8% year over year.
•	Deposits increased by 16%.
•	Residential loan production was at a record level of $540 million.
•	Restructuring initiatives resulted in a decrease in compensation costs of $1.142 million compared to the 2nd quarter 2008.
•	Non performing assets (loans on non accrual status and other real estate owned) increased $13.7 million compared to June 30, 2008, but decreased $2.7 million when compared to March 31, 2009.

“We experienced stable operating results for the second quarter, excluding credit related losses, that included continued robust mortgage banking originations as well as solid advances in loan and deposit levels that contributed significantly to the improvement in our revenues,” said Edwin F. Hale, Sr., 1st Mariner’s chairman and chief executive officer.

Mr. Hale said that while the company did experience a decline in non performing loans compared to the 1st quarter of 2009, the cost of resolving problem loans and additions to the loan loss reserve for the company was substantial in the most recent quarter and continued to overshadow progress in core operating performance. Real estate values continued their downward trend causing values on loans in the process of foreclosure and foreclosed residential real estate to deteriorate in value. This trend required the Bank to make additional loan loss reserves and record further losses on other real estate owned. “Residential real estate values remain in a cycle of downward pressure. Lower appraisals result in higher reserve levels and in increased losses as we liquidate foreclosed properties.”

Mr. Hale said that the company continues to focus on increasing the company’s capital levels. “We continue to pursue additional capital through the potential sale of assets as well as exploring external sources of new equity independent of Government support. While credit quality may be stabilizing, we do not see convincing evidence that the credit environment is improving, making the task of increasing our capital levels appropriate in light of these uncertain market conditions,” he concluded.

Operating Summary

The reported loss for the second quarter of 2009 reflected $6.2 million credit related charges to earnings primarily associated with residential real estate loans; comprised of $4.3 million in the provision for loan losses, and $1.9 million in expenses for the disposition or cost to maintain foreclosed property. The second quarter loss also included a non-recurring charge for a special deposit insurance assessment by the FDIC that approximated $600 thousand.

•	Total revenue increased $1.433 million (+7%) when compared to the quarter ended June 30, 2008, primarily reflecting strength in mortgage and finance company revenues.

•
Average earning assets grew by $97 million (+9%) from last years’ second quarter, as a result of growth in average loans and reflected a shift in the mix in earning assets into higher yielding mortgage loans held for sale and a reduction in lower yielding short term interest bearing deposits.

•
The net interest margin decreased to 3.94% from 4.19% last year, reflecting the increase in non-performing assets, and decreases in non-interest bearing sources of funding. The net interest margin for the quarter increased 24 basis points when compared to the quarter ended March 31, 2009 of 3.70%, reflecting a shift in the mix in earning assets into higher yielding mortgage loans held for sale and a reduction in lower yielding short term interest bearing deposits, as well as lower costs for borrowings and deposits.  The company estimated the quarterly interest costs on its non performing assets to be approximately $900 thousand and negatively impacts the net interest margin by over 30 basis points.

•
The provision for loan losses totaled $4.344 million compared to $2.504 million in the corresponding quarter last year. Net charge-offs increased $1.773 million primarily the result of higher charge-offs of residential mortgage loans, residential construction loans, and modestly higher consumer finance charge-offs.  Management increased the allowance for loan losses to $16.317 million from $14.543 million (+12%) at June 30, 2008, totaling 1.64% of loans outstanding compared to 1.57% last year. Non-performing assets increased to $62.5 million (4.28% of total assets) from $48.711 million (3.78% of total assets) last year.  Non- performing assets totaled 4.42% of assets as of December 31, 2008 and 4.73% as of March 31, 2009. The increase compared to June 30, 2008 is primarily attributable to higher levels of non-performing residential construction and development loans.  Loans past due 90 days and still accruing totaled $16.894 million as of June 30, 2009, compared to $16.539 million at June 30, 2008.

•
Non-interest income increased by $1.171 million (+15%) primarily due to stronger results in mortgage banking and finance company revenues.  Mortgage banking revenue increased $2.6 million due to increased volume of loans sold and increased pricing spreads. Sales on insurance products by Mariner Finance improved $177 thousand while deposit service charges declined by $276 thousand and commissions from sales of investment products declined $143 thousand.  Non interest income derived from the changes in fair values of trading assets and borrowings declined by $350 thousand.

•
Non-interest expenses increased by $1.795 million (+9%). Costs of FDIC insurance (including the special assessment) increased $1.050 million. Losses recorded for the write-down or sales of foreclosed properties increased by $820 thousand.  Professional services grew by $213 thousand primarily reflecting higher regulatory compliance and loan workout costs. Salary and benefit expenses decreased by $1.142 million.

Comparing balance sheet data as of June 30, 2009, to June 30, 2008, total assets were $1.459 billion, compared to $1.289 billion last year.

•
Loans outstanding increased $73 million (+8%). Commercial loans outstanding increased by $13 million (+2%), while Mariner Finance receivables increased by $18 million (+21%), and Bank consumer loans increased by $19 million (+14%). Residential mortgage loans grew by $60 million, while residential construction loans declined by approximately $37 million. Total mortgage loans originated totaled $540 million for the second quarter of 2009, compared to $362 million for the same period of 2008.

•
Deposits totaled $1.096 billion (+16%) compared to $948 million at June 30, 2008. Certificates of deposit increased $219 million, reflecting continued shift out of money market accounts that decreased by $45 million.  Non-interest bearing checking accounts decreased $14 million and NOW accounts declined $12 million.

•
Stockholders’ Equity declined by $18 million, decreasing 1st Mariner’s book value per share to $6.45 compared to $9.31 as of June 30, 2008. Capital Ratios at the end of the quarter for First Mariner Bank were as follows: Leverage Ratio = 5.8%; Tier 1 risk-based ratio = 6.9% Total Capital Ratio = 8.7%.  Capital ratios for First Mariner Bank continue to exceed minimum requirement levels under current regulatory definitions.

1st Mariner Bancorp is a bank holding company with total assets of $1.459 billion.  Its wholly owned banking subsidiary, 1st Mariner Bank, (total assets $1.347 billion) operates 24 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Carroll counties in Maryland, the City of Baltimore, and Shrewsbury, Pennsylvania.  1st Mariner Mortgage, a division of 1st Mariner Bank, operates retail offices in Central Maryland and the Eastern Shore of Maryland.  1st Mariner Mortgage also operates direct marketing mortgage operations in Baltimore City.  Mariner Finance, LLC, (total assets $106 million) is a consumer finance subsidiary that currently operates branches in Maryland, Delaware, Virginia, New Jersey, and Tennessee.  1st Mariner Bancorp’s common stock is traded on the Nasdaq National Market under the symbol “FMAR”.  1st Mariner’s Web site address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans and expectations regarding efficiencies resulting from new programs and expansion activities, revenue growth, anticipated expenses, profitability of mortgage banking operations, and other unknown outcomes.  The Company’s actual results could differ materially from management’s expectations.  Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the Company’s business, successful implementation of the Company’s branch expansion strategy, its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, possibility of economic recession or slowdown (which could impact credit quality, adequacy of loan loss reserve and loan growth) and control by and dependency on key personnel, particularly Edwin F. Hale, Sr., Chairman of the Board of Directors and CEO of the Company.

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp (Dollars in thousands, except per share data)

	For the three months ended June 30,
	2009	2008	$ Change	% Change
Summary of Earnings:
Net interest income	$12,173	$11,911	262	2%
Provision for loan losses	4,344	2,504	1,840	73%
Noninterest income	9,119	7,948	1,171	15%
Noninterest expense	21,181	19,386	1,795	9%
Income before income taxes	(4,233)	(2,031)	(2,202)	108%
Income tax expense	(1,824)	(1,562)	(262)	17%
Net income	(2,409)	(469)	(1,940)	-414%
Profitability and Productivity:
Return on average assets	-0.70%	-0.15%	-	-375%
Return on average equity	-21.71%	-2.97%	-	-632%
Net interest margin	3.94%	4.19%	-	-6%
Net overhead ratio	3.49%	3.60%	-	-3%
Efficiency ratio	99.06%	97.62%	-	1%
Mortgage loan production	540,086	362,255	177,831	49%
Average deposits per branch	43,838	35,115	8,723	25%
Per Share Data:
Basic earnings per share	$(0.37)	$(0.07)	(0.30)	-433%
Diluted earnings per share	$(0.37)	$(0.07)	(0.30)	-433%
Book value per share	$6.45	$9.31	(2.86)	-31%
Number of shares
outstanding	6,452,631	6,387,398	65,233	1%
Average basic number of
shares	6,452,631	6,366,804	85,827	1%
Average diluted
number of shares	6,452,631	6,366,804	85,827	1%
Summary of Financial Condition:
At Period End:
Assets	$1,459,534	$1,288,624	170,910	13%
Investment Securities	51,070	80,306	(29,236)	-36%
Loans	997,130	924,296	72,834	8%
Deposits	1,095,950	948,098	147,852	16%
Borrowings and
repurchase agreements	230,981	195,697	35,284	18%
Stockholders' equity	41,615	59,466	(17,851)	-30%

Average for the period:
Assets	$1,377,469	$1,274,697	102,772	8%
Investment Securities	50,532	80,762	(30,230)	-37%
Loans	991,888	883,228	108,660	12%
Deposits	1,024,628	945,102	79,526	8%
Borrowings and
repurchase agreements	301,812	264,677	37,135	14%
Stockholders' equity	44,509	63,391	(18,882)	-30%
Capital Ratios:
First Mariner Bank
Leverage	5.8%	7.3%	-	-21%
Tier 1 Capital to risk
weighted assets	6.9%	8.6%	-	-20%
Total Capital to risk
weighted assets	8.7%	10.5%	-	-17%
Asset Quality Statistics
and Ratios:
Net Chargeoffs	3,542	1,769	1,773	100%
Non-performing assets	62,429	48,711	13,718	28%
90 Days or more
delinquent loans	16,894	16,539	355	2%
Annualized net chargeoffs
to average loans	1.43%	0.80%	-	79%
Non-performing assets to
total assets	4.28%	3.78%	-	13%
90 Days or more
delinquent loans to
total loans	1.69%	1.77%	-	-4%
Allowance for loan
losses to total loans	1.64%	1.57%	-	4%

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)

	For the six months ended June 30,
	2009	2008	$ Change	% Change
Summary of Earnings:
Net interest income	$23,251	$23,881	(630)	-3%
Provision for loan losses	8,740	6,327	2,413	38%
Noninterest income	17,391	12,576	4,815	38%
Noninterest expense	41,676	37,867	3,809	10%
Income before income taxes	(9,774)	(7,737)	(2,037)	26%
Income tax expense	(4,264)	(3,990)	(274)	7%
Net income	(5,510)	(3,747)	(1,763)	47%
Profitability and Productivity:
Return on average assets	-0.82%	-0.60%	-	36%
Return on average equity	-24.03%	-11.58%	-	107%
Net interest margin	3.80%	4.27%	-	-11%
Net overhead ratio	3.33%	4.06%	-	-18%
Efficiency ratio	98.18%	103.87%	-	-5%
Mortgage loan
production	1,052,661	777,210	275,451	35%
Average deposits
per branch	43,838	35,115	8,723	25%

Per Share Data:
Basic earnings per share	$(0.85)	$(0.59)	(0.26)	45%
Diluted earnings per share	$(0.85)	(0.59)	(0.26)	45%
Book value per share	$6.45	$9.31	(2.86)	-31%
Number of shares
outstanding	6,452,631	6,387,398	65,233	1%
Average basic number of
shares	6,452,631	6,359,617	93,014	1%
Average diluted
number of shares	6,452,631	6,359,617	93,014	1%
Summary of Financial Condition:
At Period End:
Assets	$1,459,534	$1,288,624	170,910	13%
Trading and available
for sale securities	51,070	80,306	(29,236)	-36%
Loans	997,130	924,296	72,834	8%
Deposits	1,095,950	948,098	147,852	16%
Borrowings	230,981	195,697	35,284	18%
Stockholders' equity	41,615	59,466	(17,851)	-30%
Average for the period:
Assets	$1,362,016	$1,255,441	106,575	8%
Trading and available
for sale securities	51,005	81,198	(30,193)	-37%
Loans	986,357	866,134	120,223	14%
Deposits	1,008,335	923,291	85,044	9%
Borrowings	300,500	264,412	36,088	14%
Stockholders' equity	46,247	65,088	(18,841)	-29%
Capital Ratios:
First Mariner Bank
Leverage	5.8%	7.3%	-	-21%
Tier 1 Capital to risk
weighted assets	6.9%	8.6%	-	-20%
Total Capital to risk
weighted assets	8.7%	10.5%	-	-17%
Asset Quality Statistics
and Ratios:
Net Chargeoffs	9,200	4,573	4,627	101%
Non-performing assets	62,429	48,711	13,718	28%
90 Days or more
delinquent loans	16,894	16,539	355	2%
Annualized net chargeoffs
to average loans	1.88%	1.06%	-	77%
Non-performing assets
to total assets	4.28%	3.78%	-	13%
90 Days or more
delinquent loans to
total loans	1.69%	1.77%	-	-4%
Allowance for loan
losses to total loans	1.64%	1.57%	-	4%

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

		As of June 30,
	2009	2008	$ Change	% Change
Assets:
Cash and due from banks	$123,892	$29,898	93,994	314%
Interest-bearing deposits	8,399	51,422	(43,023)	-84%
Available-for-sale
investment securities,
at fair value	39,281	46,123	(6,842)	-15%
Trading Securities	11,789	34,183	(22,394)	-66%
Loans held for sale	117,242	62,453	54,789	88%
Loans receivable	997,130	924,296	72,834	8%
Allowance for loan losses	(16,317)	(14,543)	(1,774)	12%
Loans, net	980,813	909,753	71,060	8%
Other real estate owned	29,384	19,102	10,282	54%
Restricted stock
investments, at cost	7,933	5,941	1,992	34%
Property and equipment	47,690	50,765	(3,075)	-6%
Accrued interest
receivable	6,600	6,971	(371)	-5%
Deferred income taxes	23,656	13,476	10,180	76%
Bank owned life insurance	35,588	35,677	(89)	0%
Prepaid expenses and
other assets	27,267	22,860	4,407	19%
Total Assets	$1,459,534	$1,288,624	170,910	13%
Liabilities and

Stockholders' Equity:
Liabilities:
Deposits	$1,095,950	$948,098	147,852	16%
Borrowings	230,981	195,697	35,284	18%
Junior subordinated
deferrable interest
debentures	73,724	73,724	-	0%
Accrued expenses and
other liabilities	17,264	11,639	5,625	48%
Total Liabilities	1,417,919	1,229,158	188,761	15%
Stockholders' Equity
Common Stock	323	319	4	1%
Additional
paid-in-capital	56,761	56,603	158	0%
Retained earnings	(9,848)	5,856	(15,704)	-268%
Accumulated other
comprehensive loss	(5,621)	(3,312)	(2,309)	70%
Total Stockholders Equity	41,615	59,466	(17,851)	-30%
Total Liabilities and
Stockholders' Equity	$1,459,534	$1,288,624	170,910	13%

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)	For the three		For the six
	months ended		months ended
	June 30,		June 30,
	2009	2008	2009	2008
Interest Income:
Investments and interest-bearing
deposits	$783	$1,646	$1,583	$3,369
Loans	20,554	19,379	40,193	39,380
Total Interest Income	21,337	21,025	41,776	42,749
Interest Expense:
Deposits	6,270	6,018	12,688	12,174
Borrowings and repurchase agreements	2,894	3,096	5,837	6,694
Total Interest Expense	9,164	9,114	18,525	18,868
Net Interest Income Before Provision
for Loan Losses	12,173	11,911	23,251	23,881
Provision for Loan Losses	4,344	2,504	8,740	6,327
Net Interest Income After Provision
for Loan Losses	7,829	9,407	14,511	17,554
Noninterest Income:
Service fees on deposits	1,323	1,600	2,655	3,135
ATM Fees	797	828	1,511	1,605
Gains on sales of mortgage loans	3,210	1,110	6,824	1,764
Other mortgage banking revenue	1,487	900	2,783	1,877
Gains on sales of investment
securities, net	(89)	-	(1,805)	-
Commissions on sales of nondeposit
investment products	131	275	267	515
Commissions on sales of other
insurance products	1,020	840	1,754	1,460
Income from bank owned life insurance	336	375	672	746
(Loss) Income on trading assets and
liabilities	670	1,020	1,438	-
Other	234	1,000	1,292	1,474
Total Noninterest Income	9,119	7,948	17,391	12,576

Noninterest Expense:
Salaries and employee benefits	8,550	9,692	17,757	18,896
Occupancy	2,907	2,771	5,854	5,402
Furniture, fixtures and equipment	898	966	1,877	1,949
Advertising	333	158	591	588
Data Processing	459	515	972	1,063
Professional services	711	498	1,569	919
Costs of other real estate owned	1,882	1,062	3,996	1,698
Valuation and secondary marketing
reserves	-	54	-	234
FDIC Insurance	1,236	186	1,508	372
Other	4,205	3,484	7,552	6,746
Total Noninterest Expense	21,181	19,386	41,676	37,867
Income Before Income Taxes	(4,233)	(2,031)	(9,774)	(7,737)
Income Tax Expense	(1,824)	(1,562)	(4,264)	(3,990)
Net Income	$(2,409)	$(469)	$(5,510)	$(3,747)

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	For the three months ended June 30,
		2009		2008
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$87,556	5.17%	$86,406	5.72%
Comm/Res Construction	103,715	4.94%	116,112	6.05%
Commercial Mortgages	329,530	6.65%	285,067	7.43%
Residential Constr - Cons	64,441	5.64%	93,155	6.90%
Residential Mortgages	151,554	6.25%	88,536	5.60%
Consumer	255,092	12.31%	213,952	13.41%
Total Loans	991,888	7.67%	883,228	8.29%
Loans held for sale	109,320	5.06%	66,821	5.63%
Trading and available for sale
securities, at fair value	50,532	6.03%	80,762	5.68%
Interest bearing deposits	57,266	0.15%	82,945	2.00%
Restricted stock
investments, at cost	7,830	0.00%	5,941	5.66%
Total earning assets	1,216,836	6.96%	1,119,697	7.46%
Allowance for loan losses	(16,682)		(13,441)
Cash and other non earning assets	177,315		168,441
Total Assets	$1,377,469		$1,274,697

Liabilities and Stockholders' Equity:
Interest bearing deposits
NOW deposits	7,059	0.58%	16,826	0.60%
Savings deposits	57,486	0.34%	57,692	0.30%
Money market deposits	157,378	0.75%	221,194	1.28%
Time deposits	684,079	3.49%	510,807	4.13%
Total interest bearing deposits	906,002	2.77%	806,519	3.00%
Borrowings	301,812	3.85%	264,677	4.70%
Total interest bearing
liabilities	1,207,814	3.04%	1,071,196	3.42%
Noninterest bearing
demand deposits	118,626		138,583
Other liabilities	6,520		1,527
Stockholders' Equity	44,509		63,391
Total Liabilities and
Stockholders' Equity	$1,377,469		$1,274,697
Net Interest Spread		3.92%		4.04%
Net Interest Margin		3.94%		4.19%

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)

	For the six months ended June 30,
	2009		2008
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$87,989	5.17%	$75,800	6.24%
Comm/Res Construction	104,349	5.13%	120,544	6.68%
Commercial Mortgages	327,285	6.69%	280,296	7.58%
Residential Constr - Cons	65,801	5.24%	91,763	7.27%
Residential Mortgages	146,082	6.01%	88,593	5.98%
Consumer	254,851	12.13%	209,138	13.40%
Total Loans	986,357	7.59%	866,134	8.55%

Loans held for sale	97,162	5.11%	74,637	5.63%
Trading and available for sale
securities, at fair value	51,005	6.09%	81,198	5.65%
Interest bearing deposits	58,986	0.16%	72,217	2.51%
Restricted stock
investments, at cost	7,603	0.00%	5,962	5.78%
Total earning assets	1,201,113	6.93%	1,100,148	7.72%
Allowance for loan losses	(16,949)		(12,687)
Cash and other non earning
assets	177,852		167,980
Total Assets	$1,362,016		$1,255,441

Liabilities and
Stockholders' Equity:
Interest bearing deposits
NOW deposits	6,758	0.63%	16,343	0.46%
Savings deposits	55,216	0.34%	55,545	0.32%
Money market deposits	158,726	0.81%	238,041	1.63%
Time deposits	671,820	3.58%	475,013	4.28%
Total interest bearing
deposits	892,520	2.86%	784,942	3.12%
Borrowings	300,500	3.92%	264,412	5.90%
Total interest
bearing liabilities	1,193,020	3.13%	1,049,354	3.62%
Noninterest bearing
demand deposits	115,815		138,349
Other liabilities	6,934		2,650
Stockholders' Equity	46,247		65,088
Total Liabilities
and Stockholders' Equity	$1,362,016		$1,255,441
Net Interest Spread		3.80%		4.10%
Net Interest Margin		3.80%		4.27%

CONTACT: Mark A. Keidel, EVP/COO, 1st Mariner Bancorp, +1-410-558-4281